EXHIBIT 5.1

[Ropes & Gray LLP Letterhead]

November 7, 2008

Axcan Intermediate Holdings Inc.

22 Inverness Center Parkway

Suite 310

Birmingham, AL 35242

Re:	$228,000,000 aggregate principal amount of 9.25% Senior Secured Notes due March 1, 2015 and $235,000,000 aggregate principal amount of 12.75% Senior Notes due March 1, 2016 of Axcan Intermediate Holdings Inc., issued in exchange for $228,000,000 aggregate principal amount of 9.25% Senior Secured Notes due March 1, 2015 and $235,000,000 aggregate principal amount of 12.75% Senior Notes due March 1, 2016 of Axcan Intermediate Holdings Inc. and the related Guarantees

Ladies and Gentlemen:

We have acted as counsel to Axcan Intermediate Holdings Inc., a Delaware corporation (the “Company”), and certain subsidiaries of the Company listed on Schedule I hereto (such listed subsidiaries, the “Delaware Guarantors”) in connection with (i) the proposed issuance by the Company in exchange offers (the “Exchange Offers”) of $228,000,000 aggregate principal amount of 9.25% Senior Secured Notes due March 1, 2015 (the “Exchange Senior Secured Notes”) and $235,000,000 aggregate principal amount of 12.75% Senior Notes due March 1, 2016 (“Exchange Senior Notes” and together with the Exchange Senior Secured Notes, the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Company’s outstanding 9.25% Senior Secured Notes due March 1, 2015 (the “Outstanding Senior Secured Notes”) and 12.75% Senior Notes due March 1, 2016 (the “Outstanding Senior Notes” and together with the Outstanding Senior Secured Notes, the “Outstanding Notes”), which have not been, and will not be, so registered, (ii) the guarantees of the Exchange Notes (the “Exchange Guarantees”) by the Delaware Guarantors and the subsidiaries of the Company listed on Schedule II hereto (such listed subsidiaries, the “Other Guarantors” and, together with the Delaware Guarantors, collectively, the “Guarantors”) and (iii) the preparation of the registration statement on Form S-4 filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Registration Statement”) for the purpose of registering the Exchange Notes and the Exchange Guarantees under the Securities Act.

The Outstanding Senior Secured Notes have been, and the Exchange Senior Secured Notes will be, issued pursuant to an Indenture, dated as of February 25, 2008, among the Company, the Guarantors and The Bank of New York, as trustee (the “Senior

Axcan Intermediate Holdings, Inc.	- 2 -	November 7, 2008

Secured Indenture”). The Outstanding Senior Notes have been, and the Exchange Senior Notes will be, issued pursuant to an Indenture, dated as of May 6, 2008, among the Company, the Guarantors and The Bank of New York, as trustee (the “Senior Indenture” and, together with the Senior Secured Indenture, the “Indentures”). The terms of the Exchange Guarantees are contained in the Indentures. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indentures.

This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on representations made in the Indentures, certificates and other documents and other inquiries of officers of the Company and the Delaware Guarantors and of public officials.

The opinions expressed below are limited to matters governed by the laws of the State of New York, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act and the federal laws of the United States of America. Authorization of the Guarantees by Guarantors other than the Delaware Guarantors are being opined upon by:

(i) with respect to the laws of the province of Québec and the laws of Canada applicable therein, Davies Ward Phillips & Vineberg LLP;

(ii) with respect the laws of Luxembourg, Elvinger, Hoss & Prussen;

(iii) with respect to matters governed by the laws of the Netherlands, Loyens & Loeff N.V.; and

(iv) with respect to matters governed by the laws of Nova Scotia, Stewart McKelvey Stirling & Scales.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Exchange Notes have been duly authorized by the Company and, when executed and authenticated in accordance with the terms of the Indentures and delivered against receipt of the Outstanding Notes surrendered in exchange therefor upon completion of the Exchange Offers, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

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2.	The Exchange Guarantees have been duly authorized by each of the Delaware Guarantors and, when the Exchange Notes are executed and authenticated in accordance with the terms of the Indenture and delivered against receipt of the Outstanding Notes surrendered in exchange therefor upon completion of the Exchange Offers, the Exchange Guarantees will constitute valid and binding obligations of each Guarantor, enforceable against each such Guarantor in accordance with their terms.

Our opinion that the Exchange Notes and Exchange Guarantees constitute the legal, valid and binding obligations of the Company and each Guarantor, enforceable against the Company and each Guarantor in accordance with its terms, are subject to (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties, (b) general principles of equity and (c) the effects of possible judicial application of foreign laws or foreign governmental or judicial action affecting creditor’s rights. Our opinions set forth above are also subject to the qualification that the enforceability of provisions in the Indenture providing for indemnification or contribution may be limited by public policy considerations. In addition, we express no opinion as to the enforceability of any provision providing for non-effectiveness of oral modifications, submission to jurisdiction, waiver of or consent to service of process and venue, waiver of offset or defenses, powers of attorney or any provision constituting a penalty or forfeiture. We express no opinion with respect to the applicability of Section 548 of the Bankruptcy Code or any other fraudulent conveyance provisions.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Notes and the Exchange Guarantees. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Ropes & Gray LLP Ropes & Gray LLP

SCHEDULE I

DELAWARE GUARANTORS

Delaware Guarantors	Jurisdiction of Incorporation
Acquisition Co. No. 1 Acquisition No. 5 LLC Axcan Pharma (U&V) Inc. Axcan Pharma US, Inc. Axcan US LLC Axcan US Partnership 1 LP	Delaware

SCHEDULE II

OTHER GUARANTORS

Axcan Canada (Invest) ULC

Axcan Coöperatieve U.A.

Axcan LuxCo 1 S.àr.l.

Axcan LuxCo 2 S.àr.l.

Axcan Nova Scotia 1 ULC

Axcan Nova Scotia 2 ULC

Axcan Nova Scotia 3 ULC

Axcan Pharma Inc.